EXHIBIT 99.1

                 INTERACTIVE VIDEO EMAIL COMMERCIALS THAT CAN BE
                    PROGRAMMED TO SELF-DESTRUCT AT A SET TIME

       New Advertising Medium Introduced by BigString Corporation Creates
                 Sense of Urgency Through Time-Sensitive Offers

         RED BANK, N.J. February 22 -- The release of BigString Marketer Pro, an enterprise marketing software application which allows for the sending of interactive video email commercials that can be programmed to self-destruct at a set time was announced today by BigString Corporation (OTCBB: BSGC).

         "This innovative new advertising medium will permit advertisers to send video email messages and commercials to their customers that introduce a sense of urgency and excitement by creating time-sensitive video offers that self destruct," stated Darin Myman, President and CEO of BigString Corporation. "Interactive self-destructing video email commercials will enable marketers to create a call for action that generally is not possible with traditional email marketing." Myman added, "Our entrance into the enterprise software arena opens up new revenue opportunities for BigString Corporation."

         Concurrently with BigString Marketer Pro, BigString Marketer SMB is being released as a hosted video email marketing platform for small and medium size businesses.

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing and video emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains streaming audio and video programming.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: BigString Corporation, Darin Myman, 732-741-2840, darin@bigstring.com Greene Inc., Howard Greene, 516-825-0400, greenepr@aol.com